Exhibit 99.1

                   SOMANETICS REPORTS RECORD NET REVENUES AND
               DILUTED EPS OF $0.08 FOR THE THIRD QUARTER OF 2005

           -- REVENUES INCREASE 70 PERCENT AND NET INCOME BEFORE TAXES
                            CLIMBS TO $1.5 MILLION --

                  -- SOMANETICS RAISES FISCAL 2005 GUIDANCE --

    TROY, Mich., Sept. 21 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) today reported financial results for the third quarter ended August 31, 2005.

    * Net revenues climbed 70 percent to a record $5.2 million.
    * Net income before income taxes increased 179 percent to a record $1.5 million.
    * Net income increased to $994,147, or $0.08 per diluted share.
    * Gross margins increased to 87 percent.

    "We achieved another quarter of strong growth and record financial results reflecting the developing market and customer adoption in our initial target markets of cardiac surgery and the pediatric ICU," said Bruce J. Barrett, Somanetics' president and chief executive officer. "We believe that we have penetrated more than 11 percent of these two markets, which represent an estimated $145 million annual disposable sensor revenue opportunity in the U.S."

    Financial Results

    Net revenues for the third quarter of 2005 were a record $5.2 million, up 70 percent from $3.1 million in the same period of 2004. For the nine months ended August 31, 2005, net revenues increased 64 percent to $14.4 million from $8.8 million in the same period last year.

    U.S. net revenues increased 70 percent to $4.4 million in the third quarter from $2.6 million in the same period last year. International net revenues increased 74 percent to $828,721 from $475,915. Through the first nine months of 2005, U.S. net revenues increased 62 percent to $12.0 million and international net revenues increased 71 percent to $2.4 million.

    Somanetics reported record third quarter net income before income taxes of $1.5 million, a 179 percent increase from $539,722 in the third quarter of 2004. While Somanetics did not pay income taxes in the third quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Net income was $994,147, or $0.08 per diluted share.

    For the nine months ended August 31, 2005, Somanetics' net income before income taxes increased 199 percent to $3.7 million from $1.2 million in 2004. Net income was $2.4 million for the first nine months of 2005, or $0.21 per diluted share.

    Gross margins increased to 87 percent in the third quarter of 2005 from 86 percent in the 2004 third quarter. For the nine-month period, gross margins were 87 percent, compared with 83 percent in the same period of 2004.

    As of August 31, 2005, Somanetics had no debt and its cash balance was $11.7 million. For the nine-month period, net increase in cash was $4.6 million, provided primarily by cash from operations.

    Publication of First Peer-Reviewed, Randomized, Blinded Interventional Study

    Results from the first peer-reviewed, randomized, blinded interventional study on the use of the INVOS System were published in the September issue of Anesthesia and Analgesia. The trial was led by Andrea Casati, M.D., department of anesthesiology, Azienda Ospedaliera di Parma, Italy, and conducted at five centers in Italy on behalf of the Collaborative Italian Study Group on Anesthesia in Elderly Patients. It involved 122 elderly patients and marks the first intervention trial using the INVOS System during major abdominal surgery in the elderly.

    Elderly patients are at increased risk for postoperative complications including brain injuries because of physiologic changes which accompany aging.

    In this study of relatively healthy elderly patients, one in every five patients experienced significant cerebral oxygen desaturations. Management of these patients using cerebral oximetry was associated with fewer patients experiencing cognitive decline following surgery, less time in the post anesthesia care unit and shorter hospital stay.

    Research and Development

    Initial prototypes of the SomaSensor being developed for small pediatric patients have been delivered and are being used by clinicians to gain clinical experience that will support the launch of the product in the neonatal ICU market in 2006. Additional research and development projects include continued work on the next generation INVOS System that will incorporate new capabilities and advancements of Somanetics' technology.

    In May, Somanetics submitted a 510(k) pre-market notification to the U.S. Food and Drug Administration (FDA) to apply for clearance to market the INVOS technology to monitor changes in blood oxygen saturation in regions of the body other than the brain. Somanetics is currently developing responses to questions received about the 510(k) application from the FDA.

    Sales and Marketing Initiatives

    During the third quarter Somanetics continued to expand its U.S. direct sales force, which currently numbers 25 and is expected to increase to approximately 30 by year-end. The direct sales force is supplemented by 10 independent representative firms with 34 representatives.

    To support the launch of cerebral oximetry in pediatric applications, Somanetics is actively involved with the Fourth World Congress of Pediatric Cardiology and Cardiac Surgery, currently being held. During the fourth quarter of 2005 Somanetics plans to exhibit at a number of national and regional medical conferences for anesthesiologists, perfusionists and cardiac surgeons, including the annual meeting of the American Society of Anesthesiologists in October.

    Somanetics Increases Fiscal 2005 Guidance for Revenue and Net Income Before Taxes

    Based on the current business environment, Somanetics is increasing its guidance for fiscal 2005 net revenue and net income before taxes. Somanetics now expects net revenues to increase between 59 and 63 percent, to be between $20 and $20.5 million. This compares with previous guidance of 55 to 60 percent growth. Somanetics expects that net income before income taxes will be between $4.7 million and $5.0 million versus prior guidance of $3.8 million to $4.1 million. Somanetics expects gross margins of 87 percent for fiscal 2005 and cash on hand at year-end of approximately $12.5 million.

    Somanetics to Host Conference Call

    Somanetics will webcast its 2005 third quarter conference call at 11:00 a.m. (ET) today. To join the webcast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2005 Third Quarter Conference Call" link. The call also will be archived on the site.

    About Somanetics

    Somanetics, a medical device company, develops and markets the INVOS(R) Cerebral Oximeter, which occupies a unique position in U.S. hospitals as the only commercially-available monitor that noninvasively and continuously monitors changes in a patient's regional brain blood oxygen saturation. Surgeons, anesthesiologists, perfusionists and the critical care team use the INVOS System to help identify regional brain blood oxygen imbalances and take corrective action, which can prevent neurological injuries related to adverse events during surgery or in the critical care unit, and reducing the cost of care. Somanetics also markets the CorRestore(R) System, an implant for ventricular reconstruction for patients with certain types of severe congestive heart failure. Somanetics' web site is http://www.somanetics.com .

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2005, expected U.S. and international revenue growth and anticipated investments, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002, its 2004 Annual Report on Form 10-K filed on February 22, 2005 and its first and second quarter 2005 Quarterly Reports on Form 10-Q filed on April 11, 2005 and July 8, 2005, respectively.

                               (Tables to follow)

                             SOMANETICS CORPORATION

                                 BALANCE SHEETS

                                                  August 31,      November 30,
                                                    2005              2004
                                               --------------    --------------
                                                 (Unaudited)        (Audited)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                  $   11,699,124    $    7,069,542
    Accounts receivable                             2,464,357         2,022,544
    Inventory                                         920,037           682,910
    Prepaid expenses                                  153,982           257,893
    Deferred tax asset - current                      743,429           510,000
        Total current assets                       15,980,929        10,542,889
PROPERTY AND EQUIPMENT (at cost):
    Demonstration and no-cap
     sales equipment at customers                   1,859,228         1,628,431
    Machinery and equipment                           754,506           704,581
    Furniture and fixtures                            289,397           255,044
    Leasehold improvements                            187,136           171,882
        Total                                       3,090,267         2,759,938
    Less accumulated depreciation
     and amortization                              (1,768,300)       (1,675,881)
        Net property and equipment                  1,321,967         1,084,057
OTHER ASSETS:
    Deferred tax asset - non-current                4,695,348         6,190,000
    Intangible assets, net                            947,742           952,926
    Other                                              15,000            15,000
        Total other assets                          5,658,090         7,157,926
TOTAL ASSETS                                   $   22,960,986    $   18,784,872

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                           $      646,550    $      529,097
    Accrued liabilities                               881,531           703,109
        Total current liabilities                   1,528,081         1,232,206
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
    Preferred shares; authorized,
     1,000,000 shares of $.01 par value;
     no shares issued or outstanding                        -                 -
    Common shares; authorized,
     20,000,000 shares of $.01 par value;
     issued and outstanding,
     10,427,133 shares at August 31, 2005,
     and 10,137,782 shares at
     November 30, 2004                                104,271           101,378
    Additional paid-in capital                     63,762,525        62,333,435
Accumulated deficit                               (42,433,891)      (44,882,147)
        Total shareholders' equity                 21,432,905        17,552,666
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $   22,960,986    $   18,784,872

                             SOMANETICS CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                         Three Months                     Nine Months
                                        Ended August 31,               Ended August 31,
                                 -----------------------------   -----------------------------
                                      2005            2004            2005            2004
                                 -------------   -------------   -------------   -------------
NET REVENUES                     $   5,242,848   $   3,076,373   $  14,358,211   $   8,779,614
COST OF SALES                          661,196         443,837       1,856,185       1,483,546
GROSS MARGIN                         4,581,652       2,632,536      12,502,026       7,296,068

OPERATING EXPENSES:
    Research, development
     and engineering                    95,924          87,001         296,441         269,418
    Selling, general and
     administrative                  3,064,857       2,019,128       8,685,648       5,810,669
        Total operating
         expenses                    3,160,781       2,106,129       8,982,089       6,080,087
OPERATING INCOME                     1,420,871         526,407       3,519,937       1,215,981
OTHER INCOME:
    Interest income                     85,413          13,315         189,542          26,216
    Total other income                  85,413          13,315         189,542          26,216
NET INCOME BEFORE
 INCOME TAXES                        1,506,284         539,722       3,709,479       1,242,197

INCOME TAX PROVISION                   512,136               -       1,261,223               -

NET INCOME                       $     994,147   $     539,722   $   2,448,256   $   1,242,197

NET INCOME PER COMMON
 SHARE - BASIC                   $        0.10   $        0.05   $        0.24   $        0.13

NET INCOME PER COMMON
 SHARE - DILUTED                 $        0.08   $        0.05   $        0.21   $        0.11

WEIGHTED AVERAGE SHARES
 OUTSTANDING - BASIC                10,360,990      10,098,237      10,227,923       9,662,716

WEIGHTED AVERAGE SHARES
 OUTSTANDING - DILUTED              12,102,611      11,913,495      11,850,418      11,353,955

SOURCE  Somanetics Corporation
    -0-                             09/21/2005
    /CONTACT: Mary Ann Victor, Vice President, Communications of Somanetics Corporation, +1-248-689-3050, ext. 204, or Fax: +1-248-689-4272/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.somanetics.com /
    (SMTS)